Exhibit 99.1

DURECT and Charles River Laboratories Enter into Co-Marketing and Collaboration Agreement for ALZET® Product Line in U.S. and Canada

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Partnership agreement will be the first-ever co-marketing and sales collaboration for the ALZET Osmotic Pumps Portfolio and Associated Product Line in the U.S. and Canada
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Both companies will jointly market and commercialize the ALZET product line to customers over a multi-year period

CUPERTINO, Calif., March 4, 2024 /PRNewswire / -- DURECT Corporation (Nasdaq: DRRX), today announced that it has entered into a co-marketing and collaboration agreement with Charles River Laboratories for the ALZET® Osmotic Pumps Portfolio and Associated Product Line in the U.S. and Canada. Charles River is a highly respected, global provider of drug discovery and non-clinical development solutions.

Charles River Research Models & Services (RMS) sales and marketing teams will collaborate with DURECT to jointly market and commercialize the ALZET product line to existing and new customers in the pharmaceutical industry and academic laboratories over a multi-year period. Charles River RMS will provide dedicated marketing resources and collaborate with DURECT to develop and roll out a broad range of sales and marketing initiatives for ALZET. DURECT will remain responsible for manufacturing, marketing support, order fulfillment and customer billing.

“The DURECT and Charles River RMS teams are excited by this synergistic commercial partnership,” said James E. Brown, D.V.M., President and CEO of DURECT. “Both teams look forward to collaborating to broaden awareness, promote and expand ALZET sales across the U.S. and Canada.”

About ALZET Osmotic Pumps

The ALZET product line consists of miniature implantable pumps and a range of accessories for experimental research in mice, rats, and other laboratory animals. ALZET pumps continuously deliver drugs, hormones, and other test agents at controlled rates for durations ranging from 1 day to 6 weeks. They eliminate the need for external connections, frequent handling, or repeated dosing. The wide use and broad application of the ALZET product line is evidenced by more than 22,000 references in the scientific literature. ALZET pumps are neither approved nor intended for human use. For more information about the ALZET product line, please visit https://www.alzet.com/.

About DURECT Corporation

DURECT is a late-stage biopharmaceutical company pioneering the development of epigenetic therapies that target dysregulated DNA methylation to transform the treatment of serious and life-threatening conditions, including acute organ injury and cancer. Larsucosterol, DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes that are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved and is exclusively licensed to Innocoll Pharmaceuticals for sale and distribution in the United States. For more information about DURECT, please visit www.durect.com and follow us on X (formerly Twitter) at https://x.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: the potential for larsucosterol to demonstrate a reduction in mortality or liver transplant in patients with AH and to save lives, our plans to meet with the FDA to review the results of AHFIRM trial and the Phase 3 registration trial design in the first quarter of 2024, the potential FDA or other regulatory approval of larsucosterol for the treatment of AH, the commercialization of POSIMIR by Innocoll, the potential to develop larsucosterol for AH, NASH or other indications, and the potential benefits, if any, of our product candidates. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that future clinical trials of larsucosterol do not confirm the results from subset analyses of the AHFIRM trial, including geographic or other segmentation, or of earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner, the risk that the FDA or other government agencies may require additional clinical trials for larsucosterol before approving it for the treatment of AH, risks that Innocoll may not commercialize POSIMIR successfully, and risks related to the sufficiency of our cash resources, our anticipated capital requirements, our need or desire for additional financing, our ability to meet the minimum bid price for continued listing on Nasdaq, our ability to obtain capital to fund our operations and expenses and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT's most recent Securities and Exchange Commission (SEC) filings, including its annual report on Form 10-K for the year ended December 31, 2022 and quarterly report on Form 10-Q for the quarter ended September 30, 2023, when filed, under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release and in the attachments is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals, Ltd. in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

SOURCE: DURECT Corporation

Investor Relations (DURECT)	Media Contact (DURECT)
Ashley Robinson	Mónica Rouco Molina, PhD
LifeSci Advisors	LifeSci Communications
arr@lifesciadvisors.com	mroucomolina@lifescicomms.com